VICOR TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS OF SERIES B

8% JUNIOR CONVERTIBLE CUMULATIVE PREFERRED STOCK

Pursuant to the

Delaware General Corporation Law

The undersigned Chief Executive Officer and Secretary of VICOR TECHNOLOGIES, INC., a Delaware corporation (the “Corporation”) hereby certify that pursuant to the authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 15 (g) of the Delaware General Corporation Law, the Board of Directors duly adopted the following resolutions creating the Corporation’s Series B 8% Junior Convertible Cumulative Preferred Stock on January 15, 2008:

RESOLVED, that pursuant to the authority vested in the Corporation’s Board of Directors (the “Board”) in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), a new series of preferred stock of the Corporation be, and it hereby is, created out of the 10,000,000 shares of authorized but unissued shares of preferred stock, par value $0.0001 per share, of the Corporation, such series to be designated Series B 8% Junior Convertible Cumulative Preferred Stock (the “Series B Preferred Stock”), to consist of 1,250,000 shares, par value $0.0001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those granted by applicable law) as follows:

1. Certain Definitions.

Unless the context otherwise requires, the terms defined in this Paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of any class of Common Stock, par value $0.0001 per share of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

Dividend Date. The term “Dividend Date” shall mean January 31 of each year commencing January 31, 2009, that any share of the Series B Preferred Stock is outstanding.

Dividend Rate. The term “Dividend Rate” shall mean an annual rate of eight percent (8%).

Issue Date. The term “Issue Date” shall mean the date that the shares of Series B Preferred Stock are first issued by the Corporation.

Issue Price. The term “Issue Price” shall mean $0.80 per share of Series B Preferred Stock (as adjusted as provided herein).

Junior Stock. The term “Junior Stock” shall mean any class or series of capital stock of the Corporation, including the Common Stock, that ranks junior to the Series B Preferred Stock with respect to the right to receive dividends and the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

Senior Stock. The term “Senior Stock” shall mean any class or series of capital stock of the Corporation that ranks senior to the Series B Preferred Stock with respect to the right to receive dividends and the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation, including, but not limited to, Series A Preferred Stock.

Subsidiary. The term “Subsidiary” shall mean any corporation or other entity of which shares of stock or other equity interests possessing at least a majority of the general voting power in electing the board of directors are, at the time of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

2. Dividends.

(a) Each share of Series B Preferred Stock shall be entitled to cumulative annual dividends calculated at an annual rate of eight percent (8.0%) ($0.064 per share based upon the Issue Price). Dividends on the Series B Preferred Stock will begin to accrue on the Issue Date. All such dividends that are accrued but unpaid, whether or not declared, shall be compounded on an annual basis on each succeeding Dividend Date and shall begin to accrue dividends as of such Dividend Date. If any Dividend Date is not a business day, such Dividend Date shall be the next succeeding business day.

(b) Dividends on the Series B Preferred Stock shall accrue and compound whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(c) So long as any shares of the Series B Preferred Stock remain outstanding, no dividend shall be declared or paid upon, nor shall any distribution be made upon, the Corporation’s Common Stock or any Junior Stock if at the time (i) any dividends that have accrued with respect to the Series B Preferred Stock shall remain accrued, or (ii) any other payment or distribution on or with respect to any share of Series B Preferred Stock that shall theretofore have been due from the Corporation shall not have been made in full.

(d) Subject to Section 5 hereof, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series B Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends that would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

3. Distributions Upon Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (a “Liquidation Event”), before any distribution or payment shall be made to the holders of Junior Stock, but after distribution or payment shall be made to the holders of Senior Stock, the holders of Series B Preferred Stock shall be entitled (for each share of Series B Preferred Stock owned) to be paid an amount equal to the greater of (i) the Issue Price per share (as adjusted as provided herein) plus any accrued and unpaid dividends as of the date of such event, or (ii) any accrued and unpaid dividends as of the date of such event plus the amount such holder would have received if prior to such liquidation such holder had converted all shares of Preferred Stock into Common Stock. If, upon any such Liquidation Event by the Corporation, the remaining assets of the Corporation distributable among the holders of all outstanding shares of Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire remaining assets of the Corporation shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. (a) A consolidation or merger of the Corporation into or with another corporation, corporations, entity or other entities, (b) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation in a single transaction or a series of transactions, or (c) the closing of a Qualified Financing (as hereinafter defined) shall also be deemed a Liquidation Event within the meaning of this Section 3.

4. Conversion.

The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable share of Common Stock as is determined by dividing $0.80 by the Conversion Price (as defined below) in effect at the time of conversion. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be the lesser of $0.80 or 80% of the price per share of any Common Stock sold in the Qualified Financing (as that term is defined herein), plus the amount of all accrued and unpaid dividends on such shares, whether or not declared. Such initial Conversion price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a Liquidation Event by the Corporation, then each share of Series B Preferred Stock shall automatically be converted into a number of shares of Common Stock computed at the then-applicable Conversion Price.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price or round the shares issued up to the next whole number of shares.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Corporation shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) the Corporation shall at all times during which the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) Upon such conversion, an adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Series B Preferred Stock, in accordance with Section 4(a). Nothing herein shall be deemed to be a waiver by the holder of any shares of Series B Preferred Stock of his right to receive any accrued and unpaid dividends upon any conversion.

(iv) All shares of Series B Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Preferred Stock accordingly.

(v) If the conversion is in connection with a Qualified Financing or other Liquidation Event, then the conversion may at the option of any holder tendering Series B Preferred Stock for conversion be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such transaction.

(vi) The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding rights or options to acquire Common Stock granted to employees, directors or consultants of the Corporation pursuant to an option plan adopted by the Board of Directors (“Permitted Option Grants”) (provided that, for purposes of this Subsection 4(d)(i)(A), all shares of Common Stock issuable upon (1) exercise of options granted or available for grant under plans approved by the Board of Directors, (2) conversion of shares of Preferred Stock, or (3) conversion of Preferred Stock issuable upon conversion or exchange of any Convertible Security, shall be deemed outstanding).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date and other than shares of Common Stock issued or issuable:

1) as a dividend or distribution on Series A or B Preferred Stock;

2) by reason of a dividend, stock split, split up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clause (1);

3) upon the exercise of options excluded from the definition of “Option” in Subsection 4(d)(i)(A); or

4) upon conversion of shares of Series A or B Preferred Stock.

(D) “Rights to Acquire Common Stock” (or “Rights” shall mean all rights issued by the Corporation to acquire stock whatever by exercise of a warrant, option or similar call or conversion of any existing instruments, in either case for consideration fixed, in amount or by formula, as of the date of issuance.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be made, by adjustment in applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v) below for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such additional shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of

Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Shares of common Stock would be less than the applicable Conversion Price in effect on the date of an immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

(B) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or right shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

(C) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security, including but not limited to, a change resulting from the anti dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, right or Convertible Security.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 4(f) or upon a stock split or combination as provided in Subsection 4(e), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (b) the denominator or which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued.

Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

1) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors and by the holders of a majority of the Series B Preferred Stock, jointly; or

3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors and by the holders of a majority of the Series B Preferred Stock, jointly.

4) If the Board and the holders of the Series B Preferred Stock are unable to reach agreement as to the value of any such property other than cash within a reasonable period of time, then the fair market value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the Series B Preferred Stock.

(B) Options, Rights and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options, Rights and Convertible Securities, shall be deemed by dividing

1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at anytime, or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time, or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date of the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at anytime, or from time to time after the Original Issue Date, shall make or issue, a dividend or other distribution payable in Additional Shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued an outstanding immediately prior to the time of such issuance, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at anytime or from time to time after the Issue Date, shall make or issue a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of shares of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period given application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series B Preferred Stock.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed in to the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets for below), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, and subject to the right of the holders or the Series B Preferred Stock to receive the liquidation preferences set forth in Section 3, then:

(i) if the surviving entity shall consent in writing to the following provisions, then each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock; or

(ii) if the surviving entity shall not so consent, then each holder of such Series B Preferred Stock may, after receipt of notice specified in subsection (1), elect to convert such Stock into Common Shares as provided in this Section 4 or to accept the distributions to which he shall be entitled under Section 2(a) through (c), assuming holders of the 66 2/3 % of the Series B Preferred Stock have not voted, as per Section 2(c), that the merger or consolidation shall not be deemed to be a liquidation.

5. Mandatory Conversion.

(a) The Corporation may, at its option, require all (and not less than all) holders of shares of Series B Preferred Stock then outstanding to convert their shares of Series B Preferred Stock into shares of Common Stock, at the then effective conversion rate pursuant to Section 4, at any time on or after (1) the closing of the sale of debt or equity in a registered offering or pursuant to a private placement, resulting in at least $3,000,000 of gross proceeds to the Corporation (a “Qualified Financing”), or (2) the consummation of a Liquidation Event.

(b) All holders of record or shares of Series B Preferred Stock then outstanding will be given at least 10 days’ prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series B Preferred Stock pursuant to this Section 5. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred Stock (or the records of the Coiporation, if it serves as its own transfer agent). Holders of Series B Preferred Stock, by written notice to the Corporation within the period between the day they receive such notice and the date fixed in such notice as the conversion, date, may elect to receive, in lieu of conversion, the Issue price per share (as adjusted as provided herein) plus any accrued and unpaid dividends as of the date of conversion.

6. Voting Rights.

(a) The holders of Series B Preferred Stock shall be entitled to notice of all stockholders’ meetings and to vote or to act by written consent of stockholders. Except as otherwise required by law, by the Corporation’s Certificate of Incorporation, or in a certificate of designations filed by the Corporation pursuant to the Delaware General Corporation Law, the holders of the Series B Preferred Stock and the holders of the Common Stock shall vote as a single class, together with the holders of any other series of preferred stock entitled to vote on the respective matter, upon all matters submitted to the stockholders for a vote on the basis that each holder of the Series B Preferred Stock shall have that number of votes per share of the Series B Preferred Stock as is equal to the number of shares of Common Stock into which each respective share of the Series B Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the effective date of the written consent. The holders of the Common Stock shall be entitled to one vote for each share of Common Stock registered in the name of such holder. With respect to all questions as to which, under law, stockholders are entitled to vote by class, the holders of the Series B Preferred Stock and the holders of any other series of the preferred stock then outstanding shall vote together as a single class separately from the holders of the Common Stock. With respect to all questions as to which, under law, stockholders are entitled to vote by series, the holders of the Series B Preferred Stock shall vote together as a single series separately from any other class or series of the Corporation’s capital stock then outstanding.

(b) So long as any shares of Series B Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the Delaware General Corporation Law, without first obtaining the approval of at least two thirds (2/3) of the then outstanding shares of Series B Preferred Stock, given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not (A) amend, alter or repeal any provisions of the Series B Preferred Stock, Certificate of Incorporation or its Bylaws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series B Preferred Stock or the holders thereof (including, without limitation, the Conversion price or the number of shares or class of stock into which such shares are convertible), (B) pay any dividend on or redeem or repurchase any common Stock or other Junior Securities (C) create, authorize or issue any other class or series of preferred stock on a parity with or having greater or preferential rights than, the Series B Preferred Stock with respect to liquidation, dividends, distributions or conversion upon a Liquidation Event, (D) merge, consolidate, sell or dispose of the Corporation’s assets in a transaction that requires stockholder approval under Delaware law, (E) declare bankruptcy, file an assignment for the benefit of creditors, or consummate any similar transaction, (F) borrow any funds except in the ordinary course of the Corporation’s business, (G) enter into any transactions with related parties or affiliates of the Corporation, (H) effect any judicial or voluntary winding-up or dissolution of the Corporation or the liquidation of the business or assets of the Corporation, or (I) commit or agree to do any of the foregoing;

(c) as otherwise provided by applicable law.

Notwithstanding the foregoing, the Corporation shall have the right to file a certificate of correction or similar amendment to this Certificate of Designations in the event that the Corporation determines that this Certificate of Designations contains misstatement or mistake.

7. Exclusion of Other Rights.

Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation.

8. Headings of Subdivisions.

The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9. Severability of Provisions.

If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10. Status of Reacquired Shares.

Subject to compliance with applicable law, shares of Series B Preferred Stock which have been issued and reacquired in any manner or converted shall not be reissued as Series B Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by the undersigned duly authorized on February 25, 2008.

/s/ David H. Fater
Name: David H. Fater Title: Chief Executive Officer

Attest:

/s/ Jerry Anchin
Name: Jerry Anchin, Ph. D. Title: Secretary